As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONEBEACON INSURANCE GROUP, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda	98-0503315
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

605 North Highway 169
Plymouth, Minnesota 55441
(952) 852-2431
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

OneBeacon 2017 Long-Term Incentive Plan
(Full title of the plan)

Maureen A. Phillips, Esq.
Senior Vice President and General Counsel
OneBeacon Insurance Group, Ltd.
605 North Highway 169
Plymouth, Minnesota 55441
(Name and address of agent for service)

(952) 852-2431
(Telephone number, including area code, of agent for service)

Copies to:
William J. Whelan, III, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
(212) 474-1000
Fax: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Shares, par value $0.01 per share (Previously Registered)	11,503,337 (1)	N/A	N/A	N/A (2)

(1)
This registration statement on Form S-8 (the “Registration Statement”) registers 11,503,337 Class A common shares (the “Carried Forward Shares”) that were previously registered under the registration statement on Form S-8 (File No. 333-143343), filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2007 (the “Prior Registration Statement”), for offer or sale under OneBeacon Insurance Group, Ltd.’s (the “Registrant”) 2007 Long-Term Incentive Plan (the “Prior Plan”) and which may be offered or sold under the Registrant’s 2017 Long-Term Incentive Plan (the “Plan”). The Carried Forward Shares consist of (i) 10,120,747 Class A common shares remaining available for issuance under the Prior Plan, but not underlying any outstanding awards under the Prior Plan as of May 25, 2017, and (ii) 1,382,590 Class A common shares allocable to outstanding awards under the Prior Plan as of May 25, 2017, to the extent that on or after May 25, 2017 such awards expire, are forfeited or otherwise terminate without Class A common shares being issued. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Class A common shares that become issuable under the Plan and the Prior Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Class A common shares.

(2)
The Carried Forward Shares were previously registered under the Prior Registration Statement, and the Registrant paid the required $11,247.71 registration fee. Pursuant to Rule 457(p) under the Securities Act, General Instruction E to Form S-8 and Securities Act Rules CDI 126.43, the registration fee previously paid with respect to the Carried Forward Shares is being carried forward to the registration of shares hereunder. A post-effective amendment to the Prior Registration Statement to deregister the Carried Forward Shares is being filed contemporaneously with the filing of this Registration Statement.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

On November 16, 2016, the Registrant’s Board of Directors adopted, subject to shareholder approval, the Plan. On May 24, 2017, the Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders. The Registrant desires to have the Class A common shares registered hereunder and issuable pursuant to the Plan to include those Class A common shares described below whose offer and sale were registered under the Prior Registration Statement. The shares carried over from the Prior Registration Statement are no longer available for the grant of new awards under the Prior Plan. This Registration Statement registers 11,503,337 Class A common shares that were previously registered under the Prior Registration Statement for offer or sale under the Prior Plan and which may be offered or sold under the Plan (the “Carried Forward Shares”). The Carried Forward Shares consist of (i) 10,120,747 Class A common shares remaining available for issuance under the Prior Plan, but not underlying any outstanding awards under the Prior Plan as of May 25, 2017, and (ii) 1,382,590 Class A common shares allocable to outstanding awards under the Prior Plan as of May 25, 2017, to the extent that on or after May 25, 2017 such awards expire, are forfeited or otherwise terminate without Class A common shares being issued.

Concurrent with this Registration Statement, the Registrant is filing Post-Effective Amendment No. 1 to the Prior Registration Statement to deregister the Class A common shares previously registered for offer and sale under the Prior Plan and remaining available for future issuance under the Prior Plan. The Registrant hereby carries forward and reallocates the Carried Forward Shares from the Prior Registration Statement to this Registration Statement when such shares become available for issuance under the Plan.

PART I
 INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)
The Registrant’s Annual Report on Form 10-K filed for the period ended December 31, 2016 (filed February 27, 2017), including portions of the Registrant’s definitive proxy statement with respect to the Registrant’s 2017 annual meeting of members held on May 24, 2017, to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 (filed May 2, 2017);

(c)	The Registrant’s current reports on Form 8-K filed on March 6, 2017, March 6, 2017, May 2, 2017, May 2, 2017, May 2, 2017, May 4, 2017 and May 24, 2017; and

(d)
The description of the Registrant’s Common Shares contained in our Registration Statement on Form 8-A (Reg. No. 001-33128), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 3, 2006, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the securities offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Bermuda exempted limited liability company. Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Section 33 of the Registrant’s Bye-laws (the “Bye-laws”) provides that the Registrant will indemnify its officers and directors to the fullest extent possible under the Companies Act. Without limiting the foregoing, the directors, secretary and other officers (including any alternate director or any person appointed to any committee by the board of directors or any person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan)) and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of which such person is, or may be, found guilty of fraud or dishonesty.

The Registrant may purchase and maintain insurance to protect itself and any director, officer or other person entitled to indemnification pursuant to the Bye-laws to the fullest extent permitted by law.

All reasonable expenses incurred by or on behalf of any person entitled to indemnification pursuant to Section 33 of the Bye-laws in connection with any proceeding shall be advanced to such person by the Registrant within twenty (20) business days after the receipt by the Registrant of a statement or statements from such person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such person and, if required by law or requested by the Registrant at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such person to repay the amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified against such expenses pursuant to the Bye-laws.

The right of indemnification and advancement of expenses provided in the Bye-laws shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of the Bye-laws shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under the Bye-laws and shall be applicable to proceedings commenced or continuing after the adoption of the Bye-laws, whether arising from acts or omissions occurring before or after such adoption. Any repeal or modification of the foregoing provisions of Section 33 of the Bye-laws shall not adversely affect any right or protection existing at the time of such repeal or modification.

Insurance is maintained on a regular basis against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Registrant out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Document Description

4.1
Memorandum of Association of OneBeacon Insurance Group, Ltd. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-136287) filed on October 10, 2006).

4.2
Bye-Laws of OneBeacon Insurance Group, Ltd. (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-136287) filed on October 20, 2006).

4.3
Specimen Class A Common Share certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-136287) filed on October 20, 2006).

4.4	OneBeacon 2017 Long-Term Incentive Plan.

5.1	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being issued.

23.1	Consent of PriceWaterhouseCoopers LLP.

23.2	Consent of Conyers Dill & Pearman Limited (contained in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that: paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6-Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of May, 2017.

ONEBEACON INSURANCE GROUP, LTD.

By	/s/ T. Michael Miller
Name:	T. Michael Miller
Title:	President and Chief Executive Officer (Principal Executive Officer)

Signature	Title	Date

/s/ T. Michael Miller	President and Chief Executive Officer	May 26, 2017
T. Michael Miller	(Principal Executive Officer) and Director

/s/ Paul H. McDonough	Executive Vice President and Chief Financial Officer	May 26, 2017
Paul H. McDonough	(Principal Financial Officer)

/s/ John C. Treacy	Chief Accounting Officer	May 26, 2017
John C. Treacy	(Principal Accounting Officer)

*	Director	May 26, 2017
Lowndes A. Smith

*	Director	May 26, 2017
G. Manning Rountree

*	Director	May 26, 2017
Reid T. Campbell

*	Director	May 26, 2017
Morgan W. Davis

*	Director	May 26, 2017
Lois W. Grady

*	Director	May 26, 2017
Ira H. Malis

*	Director	May 26, 2017
Patrick A. Thiele

*	Director	May 26, 2017
Kent D. Urness

*By: /s/ Paul H. McDonough	Attorney-in-fact
Paul H. McDonough

EXHIBIT INDEX

Exhibit Number	Document Description

4.1
Memorandum of Association of OneBeacon Insurance Group, Ltd. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-136287) filed on October 10, 2006).

4.2
Bye-Laws of OneBeacon Insurance Group, Ltd. (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-136287) filed on October 20, 2006).

4.3
Specimen Class A Common Share certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-136287) filed on October 20, 2006).

4.4	OneBeacon 2017 Long-Term Incentive Plan.

5.1	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being issued.

23.1	Consent of PriceWaterhouseCoopers LLP.

23.2	Consent of Conyers Dill & Pearman Limited (contained in Exhibit 5.1).

24.1	Powers of Attorney.